Exhibit 10.10

FIRST AMENDMENT TO EXCLUSIVE CHANNEL COLLABORATION AGREEMENT

THIS FIRST AMENDMENT (the “Amendment”) is entered into as of this 21st day of July, 2016 and serves to amend the Exclusive Channel Collaboration Agreement entered into by and between Intrexon Corporation (“Intrexon”) and Oragenics, Inc. (“Oragenics”) on June 5, 2012 (the “Agreement”). All capitalized terms not defined herein shall have the meaning set forth in the Agreement.

WHEREAS, Intrexon has expertise in and owns or controls proprietary technology relating to the identification, design and production of genetically modified cells and DNA vectors, and the control of expression of proteins and bioactive RNA species; and

WHEREAS, pursuant to the Agreement, Oragenics is currently Intrexon’s exclusive channel collaborator with the right to use Intrexon technology to research, develop and commercialize products for use in a specific Field (as defined in the Agreement); and

WHEREAS, Oragenics and Intrexon now mutually desire to broaden the scope of its rights under the Agreement in order to research, develop and commercialize products for use in an expanded Field as more fully described below.

NOW THEREFORE, in consideration of the foregoing and the covenants and promises contained herein, the Parties hereby agree to amend the Agreement pursuant to Section 12.7 thereof as follows:

1. Section 1.20 of the Agreement is hereby replaced in its entirety with the following:

1.20 “Field” means, irrespective of whether such requires regulatory approval (a) the direct administration to humans or other animals of a Lantibiotic as an active pharmaceutical ingredient in drug products for the prevention or treatment of infectious disease, and/or (b) the direct administration to humans or other animals of Streptococcus mutans that is genetically modified to express a Lantibiotic in vivo as an active pharmaceutical ingredient in drug products for the prevention or treatment of infectious disease.”

2. Oragenics hereby represents and warrants to Intrexon that, as of the date of this Amendment:

a.	Corporate Power. Oragenics is duly organized and validly existing under the laws of Florida and has full corporate power and authority to enter into this Amendment and to carry out the provisions hereof.

b.	Due Authorization. Oragenics is duly authorized to execute and deliver this Amendment and to perform its obligations hereunder, and the person executing this Amendment on Oragenics’ behalf has been duly authorized to do so by all requisite corporate action.

3. Intrexon hereby represents and warrants to Oragenics that, as of the date of this Amendment:

a.	Corporate Power. Intrexon is duly organized and validly existing under the laws of Virginia and has full corporate power and authority to enter into this Amendment and to carry out the provisions hereof.

b.	Due Authorization. Intrexon is duly authorized to execute and deliver this Amendment and to perform its obligations hereunder, and the person executing this Amendment on Intrexon’s behalf has been duly authorized to do so by all requisite corporate action.

4. All other terms and conditions of the Agreement remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this First Amendment to Exclusive Channel Collaboration Agreement by authorized representatives as of the date written above.

INTREXON CORPORATION

By: /s/Jeffrey Perez

Name: Jeffrey Perez

Title: SVP, Intellectual Property Affairs

ORAGENICS, INC.

By: /s/ Alan F. Joslyn

Name: Alan F. Joslyn

Title: Chief Executive Officer